[FORM OF SUBORDINATED NOTE]

THIS SUBORDINATED NOTE IS NOT A DEPOSIT OR ACCOUNT OR OTHER OBLIGATION OF ANY OF THE BANK OR NON-BANK SUBSIDIARIES OF SERVISFIRST BANCSHARES, INC. AND IS NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM OR ANY OTHER GOVERNMENTAL OR REGULATORY AGENCY OR INSTRUMENTALITY.

THIS SUBORDINATED NOTE IS SUBORDINATED TO CLAIMS OF GENERAL CREDITORS AND TO THE PAYMENT OF OTHER INDEBTEDNESS OF SERVISFIRST BANCSHARES, INC. THIS OBLIGATION IS UNSECURED.

THIS SUBORDINATED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE, BUT HAS BEEN OFFERED AND SOLD PURSUANT TO AND IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION THEREUNDER. THIS SUBORDINATED NOTE MAY NOT BE SOLD, ASSIGNED, CONVEYED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED BY THE HOLDER OF THIS SUBORDINATED NOTE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT REGISTERING THIS SUBORDINATED NOTE UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, OR SUCH OTHER EVIDENCE OBTAINED BY SUCH HOLDER AND IN ALL RESPECTS SATISFACTORY TO SERVISFIRST BANCSHARES, INC., THAT REGISTRATION UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED FOR THE HOLDER TO LAWFULLY EFFECT SUCH SALE, ASSIGNMENT, CONVEYANCE, PLEDGE, HYPOTHECATION OR OTHER TRANSFER.

SERVISFIRST BANCSHARES, INC.

5.50% SUBORDINATED NOTE DUE NOVEMBER 9, 2022

No. [_______]	November 9, 2012

$[__________]

FOR VALUE RECEIVED, the undersigned SERVISFIRST BANCSHARES, INC. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [____________] or registered assigns, the principal sum of [__________] DOLLARS ($[_____]) on November 9, 2022 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance thereof at the rate of 5.50% per annum from the date hereof, payable semi-annually on the last day of June and December in each year, commencing on December 31, 2012, and continuing thereafter until the principal hereof shall have become due and payable.

Payments of principal of and interest on this Note are to be made in lawful money of the United States of America at the offices of the Company, or at such other place as the Company shall have designated by written notice to the holder of this Note, as provided in the Note Purchase Agreement referred to below.

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This Note is one of a series of Subordinated Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement dated as of November 9, 2012 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein, and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representations set forth in Sections 6.1 and 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used but not defined herein shall have the meanings given to such terms in the Note Purchase Agreement.

This Note may not be prepaid in any amount or at any time prior to the third anniversary of the date hereof. From and after the third anniversary of the date hereof, the Company may prepay all or part of the outstanding unpaid principal balance under this Note without penalty, as provided in Section 8.1 of the Note Purchase Agreement. The Company may be required under regulations promulgated by the FRB to obtain prior FRB approval before making any prepayment (including payment pursuant to an acceleration clause or redemption prior to maturity).

This Note is not secured by any assets of the Company or any other collateral.

If an Event of Default described in subsections (g)(i) or (ii) of Section 11 of the Note Purchase Agreement occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable by the Required Holders in the manner, at the price and with the effect provided in the Note Purchase Agreement.

The rights of payment of the principal sum hereunder or any part hereof and to any accrued interest thereon shall remain subject, and subordinate and junior in right of payment, to the claims of all general creditors of the Company, whether now outstanding or hereafter incurred and, upon dissolution or liquidation of the Company, no payment of principal, interest or premium (including post-default interest) shall be due and payable under the terms of this Note until all general creditors of the Company shall have been paid in full. In particular, the rights of payment of the principal sum hereunder or any part hereof and to any accrued interest thereon shall remain subject and subordinate to (a) all purchased and borrowed money of the Company, (b) similar obligations of the Company arising from off-balance sheet guarantees and direct credit substitutes, and (c) obligations of the Company associated with derivative products such as interest and foreign exchange rate contracts, commodity contracts, and similar arrangements. In the event of any bankruptcy, insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings, after payment in full of all sums owing on such prior obligations, the holder of this Note shall be entitled to be paid from the remaining assets of the Company the unpaid principal hereof and any unpaid premium, if any, and interest before any payment or other distribution, whether in cash, property or otherwise (including post-default interest), shall be made on account of any capital stock or any obligations of the Company ranking junior to this Note.

If an Event of Default (as defined in the Note Purchase Agreement) shall occur, the registered holder hereof shall have the rights set forth in Section 12 of the Note Purchase Agreement. The Company shall reimburse and indemnify and hold such holder hereof harmless from and against any reasonable costs (including court costs and reasonable attorneys’ fees) incurred by such holder in the collection of any amounts due as a result of an Event of Default or as otherwise provided in the Note Purchase Agreement.

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This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Alabama, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

SERVISFIRST BANCSHARES, INC.

By:

Title:

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